SUB-ITEM 77 C (b):  Submission of matters to a vote of security holders


A Special Meeting of Shareholders of Federated Global Value Fund was held on October 22,
2004. The following items, which are required to be reported under this SUB-ITEM 77C, were voted on at the meeting:

1. To approve or disapprove a proposed Agreement and Plan of Reorganization (the
"Reorganization") pursuant to which Federated International
 Value Fund (the "International
Value Fund") would acquire all of the assets of the Global Value
 Fund in exchange for Class A,
B and C Shares of the International Value Fund to be distributed pro rata by the Global Value
Fund to holders of its Class A, B and C Shares, in complete liquidation and termination of the
Global Value Fund.

	Shares voted affirmatively ...................1,586,797.180
	Shares voted negatively .........................26,223.037
	Shares abstaining ..............................143,040.344

The Definitive Proxy Statement for this Special Meeting was
 filed with the Securities and
Exchange Commission on July 23, 2004, and is incorporated by reference. (File No. 811-7141)